Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.2

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated October 23, 2006, relating to the financial statements of Enviro-Tech Inc., which appears in such Prospectus. We also consent to the reference to us under the heading Interest of Named Experts and Counsel in such Prospectus.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

December 6, 2006

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370

Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants